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                                                                   Exhibit  16.1



Securities and Exchange Commission
Mail Stop 9-5 450 Fifth Street, N.W.
Washington, D.C. 20549



June 11, 2001


Ladies and Gentlemen:

We were previously principal accountants for Natural Alternatives International, Inc. and, under the date of October 9, 2000, we reported on the consolidated financial statements of Natural Alternatives International, Inc. and subsidiaries as of and for the years ended June 30, 2000 and 1999. On May 16, 2001, our appointment as principal accountants was terminated. We have read Natural Alternatives International, Inc.'s statements included under Item 4 of its Form 8-K dated June 11, 2001 and we agree with such statements. Very truly yours,

/s/ KPMG LLP